Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

August 6, 2020

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, California 94025

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statements on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 6, 2020 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, which you are filing with respect to the Prior Plan Shares (as defined below) authorized for issuance under the Prior Plans (as defined below). On August 4, 2020 (the “Effective Date”) the stockholders of Pacific Biosciences of California, Inc. approved the Pacific Biosciences of California, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The total number of shares of common stock of Pacific Biosciences of California, Inc. authorized for issuance under the 2020 Plan includes, in addition to 11,000,000 new shares (registered concurrently on a new registration statement on Form S-8), any shares of common stock subject to stock options or similar awards granted under any of the Company’s 2010 Equity Incentive Plan, 2010 Outside Director Equity Incentive Plan, or 2005 Stock Plan (collectively, the “Prior Plans,” and any shares issued thereunder the “Prior Plan Shares”) that, on or after the Effective Date, expire or otherwise terminate without having been exercised or issued in full and any Shares subject to awards granted under the Prior Plans that, on or after the Effective Date, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares not to exceed 26,903,587. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Prior Plan Shares under the 2020 Plan.

It is our opinion that, when issued and sold in the manner referred to in the 2020 Plan and pursuant to the standard agreements which accompany any sale under the 2020 Plan, the Prior Plan Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation